UNITED STATES

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Washington, D.C. 20549

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This Schedule 14A contains the following documents relating to the proposed acquisition of Concur Technologies, Inc., a Delaware corporation (“Concur”), by Congress Acquisition Corp. (“Merger Subsidiary”), a Delaware corporation and wholly owned subsidiary of SAP America, Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated September 18, 2014, by and among Parent, Merger Subsidiary and the Company:

1. A transcript of a conference call held on September 18, 2014 between Concur and certain analysts (“Analyst Call Transcript”); and

2. A corrected transcript of a video interview made available on September 18, 2014 with S. Steven Singh, Chief Executive Officer and Chairman of the Board of Concur, and William R. McDermott, Chief Executive Officer of SAP SE (the “Corrected Video Transcript”). The Corrected Video Transcript is being filed to correct certain typographical errors contained in the Transcript of Video Interview with Mr. Singh and William R. McDermott, Chief Executive Officer of SAP SE contained in the Schedule 14A filed by Concur on September 19, 2014 (“Previous Video Transcript”). The Video Transcript filed with this Schedule 14A replaces the Previous Video Transcript in its entirety.

1.	Analyst Call Transcript.

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EDITED TRANSCRIPT
CNQR - SAP to Acquire Concur Technologies Inc M&A Call EVENT DATE/TIME: SEPTEMBER 18, 2014 / 10:00PM GMT OVERVIEW: On 09/18/14, SAP and CNQR announced that SAP’s subsidiary, SAP America, entered into an agreement to acquire CNQR for a purchase price of $129 per share.

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CORPORATE PARTICIPANTS

Stefan Gruber SAP SE - Head of Investor Relations

Bill McDermott SAP SE - CEO

Luka Mucic SAP SE - CFO

Steve Singh Concur Technologies, Inc. - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Rick Sherlund Nomura Asset Management - Analyst

Phil Winslow Credit Suisse - Analyst

John King BofA Merrill Lynch - Analyst

Annika Graf DPA - Analyst

Adam Wood Morgan Stanley - Analyst

PRESENTATION

Operator

Welcome to today’s SAP conference call. Hosting today’s call will be Mr. Stefan Gruber, Head of Investor Relations. Following management’s comments, you will have the opportunity to ask questions.

I will now turn the call over to Stefan. Please go ahead, sir.

Stefan Gruber - SAP SE - Head of Investor Relations

Thank you very much. Good evening, or good afternoon, or even good morning here in Germany, to all of you who have joined on such short notice to discuss today’s announcement of SAP’s acquisition of Concur. This is Stefan Gruber, Head of Investor Relations at SAP SE.

I’m joined here at our headquarters by SAP’s CEO Bill McDermott; and our CFO, Luka Mucic; and joining by phone Steve Singh, Chairman and CEO of Concur.

Before we begin the call, I will read a few preliminary legal notices. In connection to the proposed merger, Concur will file a proxy statement with the Securities and Exchange Commission. The definitive proxy statement will be sent or given to stockholders of Concur, and will contain important information about the proposed merger and related matters.

Concur’s stockholders are urged to read the definitive proxy statement carefully when it becomes available, before making any voting or investment decision with respect to the proposed merger, because it will contain important information about the merger and the parties to the merger.

The materials to be filed by SAP and Concur with the SEC maybe be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Concur by contacting Concur Investor Relations through the Investor Relations contact page on the Company’s website at www.concur.com, and then there’s Investor Relations contact details.

This call may include forward-looking statements that involve risks and uncertainties. These include statements regarding future outcomes and events, including the time of, and the parties’ ability to close the transaction, the anticipated benefits and synergies of the proposed transaction, and the anticipated structures of future combined operations.

Actual events or results may differ materially from those described in this call due to a number of risks and uncertainties detailed in documents filed or furnished by Concur and SAP with the SEC, including those discussed in Concur’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, and SAP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, as well as the press release issued today. Each of which is on file with the SEC and available at the SEC’s website.

Neither SAP nor Concur is obligated or plans to update these forward-looking statement to reflect events or circumstances after today’s call.

Before turning it over to our speakers, let me say that we will be keeping this conference call to about 30 minutes. After prepared remarks, we will open up the call to questions from the investment community, followed by the section dedicated to questions from the media.

We would like to ask you that you limit your questions to the acquisition announcement we have made today. And now I’d like to turn the call over to Bill.

Bill McDermott - SAP SE - CEO

Thank you very much, Stefan. And thanks, everybody, for joining us on the call, especially those joining here in Europe at this late or early hour, depending on how you look at it.

Today’s announcement of our intent to acquire Concur is a major step forward for the largest business network in the world. And it also shows SAP’s relentless commitment to fundamentally transforming the way businesses collaborate and conduct commerce.

I’d like to briefly touch on some of the key rationale behind this agreement. First, with this move, SAP is declaring that the future of enterprise technology is fundamentally focused on making life simpler and better for individual users, leveraging the business network as the foundation.

Concur’s solutions and network platform help the individual traveler run simple, by transforming complex processes in travel and expenses, chronic pain points for traveling employees everywhere, and the businesses for which they work. When you solve the customer’s problem you can define the market on your own terms.

Which is why, in acquiring Concur, SAP is also making this clear statement. We are expanding the world’s largest business network to innovate the future of business within and between companies and people. Our network strategy had its genesis 43 years ago with the invention of ERP to network the enterprise.

Then in 2010, we built a foundation of disruptive technologies to extend the networked enterprise, mobility to cloud and in-memory computing. We knew that enterprises would need to become connected and real time, and it was in this spirit that Ariba’s business network became the first step.

With the Ariba network, 1.55 million businesses are innovating the procurement of goods and services. With Fieldglass, we expanded the network to the fast growth market for temporary and contingent workforces. Now with Concur, the network will expand to the $1.2 trillion travel category by connecting travel partners, such as United Airlines and Avis; hotels like Starwood and Marriott; and new travel industry players like Uber and Airbnb, to name a few.

Also, financial services companies like American Express and hundreds of other companies who touch business travelers every day. With billions spent on fees from multiple intermediaries, this travel market is ripe for innovative collaboration in a network-based model.

Following the completion of our agreement, SAP’s business network will transact more than $600 billion annually. And heads up. That’s 50% more than Amazon, EBay and Alibaba all combined.

And there is much more yet to capture. We estimate SAP’s applications touched two thirds of global commerce, and combined with the power of HANA, we are uniquely positioned to make the real-time global networked economy a reality.

About the Concur solution and customer examples, let me talk about how Concur helps the individual traveler and the employer run simple. Concur’s solutions are easy to use, intuitive, and simplify life for the traveler. They empower the individual, while providing transparency to the enterprise.

Take Concur’s TripIt, which is a perfect example of a context-aware application. Let’s say your flight’s delayed. Ever happen to you? Probably. TripIt will dynamically manage your itinerary by alerting you when your flight has changed, and giving you fast access to alternative flight recommendations. It also tracks flight prices to alert you when there is a cheaper flight available. Or maybe you’re stuck in a middle seat. TripIt can alert you that an aisle seat is available.

Or take ExpenseIt. If you use American Express, your charges automatically go to your expense report, along with your travel itinerary from TripIt. All expense can now be done on your mobile device, one click or one voice command, and you’re done.

The future is the network solution TripLink, which connects travel providers with travel management companies, and online travel agencies, to give the ultimate flexibility for the individual. With TripLink, the individual can book their travel on any channel, and their employer has visibility to manage the cost and compliance of that trip.

The Concur platform has a broad horizontal impact with a customer base of more than 23,000 enterprises, covering every one of SAP’s 25 industries, and all company sizes. For example, large organizations such as Deutsche Bank, Kellogg’s, Chevron and Google rely on Concur to help them manage their T&E, and provide visibility into their corporate spend.

Concur also is gaining great traction with small and mid-size enterprises, many of which don’t have full managed travel programs, but still want to maintain control and visibility over their employee spend. More than 10,000 small, medium-sized businesses such as GoPro, MakerBot, and the New York Yankees have adopted Concur.

And in the public sector, the United States government spends $15 billion annually on travel, making it the largest consumer of travel services worldwide. In June 2012, Concur was named one of two vendors authorized to supply T&E software to the civilian federal agencies under a 15-year award with the General Services Administration.

SAP, with government customers numbering in the tens of thousands, intends to expand on this domain expertise across the globe with other government and agencies.

Gaining talented people; my favorite part, in addition to acquiring an outstanding company, ecosystem and customer base, we’re also gaining a dynamic group of highly talented professionals. I have tremendous respect for Steve Singh. And so too, does the global managing board of SAP. I’m thrilled to welcome him on this call. And the entire Concur management team, they are as good as it gets.

And a special callout to Concur’s 4200 passionate and dedicated employees for building a truly great company. When the acquisition closes, Concur will continue to operate as an independent business. And we’ll collaborate closely with Fieldglass and Ariba, as part of the SAP business network. SAP expects that the management and employees of Concur will join SAP, and we look forward to taking full advantage of the leadership and customer centricity this team will bring to SAP.

In summary, before I hand it over to Luka, let me emphasize a few closing points to underscore the financial and strategic soundness of this agreement. Concur is the number-two independent SaaS company in the world, with 23,000 customers, 25 million users, and 4200 outstanding professionals. They have a trailing 12-month annual revenue of nearly $700 million, and they are a high-growth business with a 28% year-over-year growth in their latest reported quarter.

And with 84% of their revenues coming from the US, the global scale of SAP is a major game changer. Next, the future of business will run in the cloud, on the SAP HANA platform, and over the business network. SAP is the only company in the industry with the depth to help enterprises manage permanent employees, flexible workforces, goods, services and now travel and expense on one cloud platform. With HANA at its core, we will deliver 360 degree business intelligence and predictive insights across all transactions, across all major categories of spend, and yes, all in real time.

With Concur, we’re making a clear commitment to continue to build intuitive, context-aware applications around individual users on their mobile devices, wherever they are, and whatever they’re trying to achieve.

Finally, it shouldn’t be lost on anyone that earlier this year we promised our shareholders, customers, employees and ecosystem that SAP would clearly and decisively emerge as the cloud company powered by SAP HANA. Consistent with those commitments, today we are announcing the largest acquisition in the history of the SaaS industry. And SAP is proud to have conducted it with Concur.

This will result in SAP having the most cloud users of any cloud company in the world, by far, and the world’s largest business network by far. We are the undisputed business network company.

With that, let me hand it over to my good friend, and a fantastic Chief Financial Officer of SAP, Luka Mucic, to walk you through some of the financial aspects of this announcement. Luka, over to you.

Luka Mucic - SAP SE - CFO

Yes. Thank you very much, Bill. And you will undoubtedly have heard from Bill’s passion how excited we all are about this transaction. And I share that excitement, definitely.

As Bill mentioned, Concur has 25 million active users. And so once the deal closes, SAP will have more than 50 million combined cloud users, which is more than any other enterprise cloud company.

But let there be no doubt. We are only getting started. The majority of our 261,000 customers today are not yet using Concur or Ariba for that matter, which represents a great runway for growth of our network business.

We intend to enable every SAP customer to easily connect to Concur through pre-build integration points. Moreover, SAP will drive globalization of the Concur platform beyond its strong North American base, and so enhance its presence dramatically in Latin America, Europe, and Asia Pacific.

We expect all of this will rapidly increase the number of participants on the Concur platform, just as we are doing it with Ariba and Fieldglass. Which in turn will drive up transaction volumes and highly predictable recurring revenues.

Meanwhile and on the flip side, only 30% of Concur’s customers are running SAP. So there is also a clear opportunity to cross-sell other SAP applications into their installed base.

Now the Concur Board of Directors has unanimously approved this transaction, and we anticipate it to close in the fourth quarter of this year, or in the first quarter of 2015, pending shareholder and regulatory approvals.

The per-share purchase price of $129 represents a premium of 20% to yesterday’s closing price, and 21% to the one-month volume-weighted-average price. It also represents a premium of 28% to the closing price on September 2 of this year, the day before the Bloomberg article indicating that Concur was exploring a sale.

The transaction on our end will be funded from a credit facility agreement of up to EUR7 billion, which will cover the purchase price, as well as target debt refinancing and acquisition-related costs as they may arise.

We have undergone an external credit rating process with two agencies, and the results of this process will be published by those agencies shortly.

So in closing, we will discuss the financial impact of the transaction on our full-year 2014 guidance to the extent the acquisition should close before the end of the year, and our 2017 mid-term targets, once the transaction has closed.

At this stage, we expect the transaction to be accretive to SAP’s non-IFRS earnings per share in 2016. The key details of the transaction can be found in the press release that we issued today. In addition, the complete merger documents, together with further details of the merger agreement, will be obviously filed with the US Securities and Exchange Commission in accordance with US law.

So this is in conclusion another acquisition which is a perfect fit with our key strategic initiatives, run simple, cloud, and the network. And with that, I would like to turn it back over to Stefan.

Stefan Gruber - SAP SE - Head of Investor Relations

Thank you, Luka and Bill. And now we’ll open it for the questions from the financial analyst community and the media. And to conduct the Q&A session, I would like to hand it back to the Operator. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Rick Sherlund, Nomura

Rick Sherlund - Nomura Asset Management - Analyst

Thanks. Yes. A couple questions for Steve, if I could, first. Steve, I’m curious why Concur, given the prospects looked pretty good here. Why was the company up for sale?

And second, on the cross-selling capability, the leverage here for SAP, if 84% of the business is in the Americas, is the service as applicable in the rest of the world as it is in the Americas? Thank you.

Steve Singh - Concur Technologies, Inc. - Chairman and CEO

Of course. So let me hit the first question and that is that you’re going to an SEC filing that will explain the entire process. And I think what you’re going to find from that is the company was not up for sale. Great companies are acquired, they’re not sold.

Having said that, I would tell you that if there’s going to be a company that we want to be a part of, we want to be a part of a company that’s got the same value set and the culture and the priorities that we do. And then it’s all about how do you execute and how do you deliver exceptionally well?

On the opportunities around, the synergy opportunities with SAP, I think they’re substantive. I mean if you listen to our earnings calls the last several years, there’s been two priorities; two priorities for the last several years. Number one is we want to be able to deliver travel booking expense management services to every company in the world.

Today we have 23,000-plus companies that we serve. SAP has 250,000 customers that run on SAP. So there’s a tremendous opportunity to go grow our customer base, just working with the team at SAP.

The second priority was really how do reinvent the travel supply chain. What we were doing in corporate travel is no different than what Bill is talking about doing with the business network. It’s how do you actually drive use the benefits of cloud and mobile computing in an ever-more connected world, and deliver value not just to the employees of a business, but to everybody that serves those businesses as well as those employees.

So I think there’s a tremendous opportunity to drive scale and I guess the other half of your question, or the other part of your question was- can we meet customer needs on a global basis? Today we already operate in 190 countries. We happen to have sales presence in about 10 or 11 of those countries. And so we have a tremendous opportunity to expand our sales and marketing footprint through SAP.

Rick Sherlund - Nomura Asset Management - Analyst

Thanks. Are the products already integrated?

Steve Singh - Concur Technologies, Inc. - Chairman and CEO

The SAP and Concur products? In fact we actually already integrate across the SAP products. We have for years and years. We also integrate of course across every other ERP service. And we will continue to provide that functionality with every other ERP product in the world.

Having said that, being part of one company, there’s an opportunity to obviously to take that integration to even more sophisticated levels.

Rick Sherlund - Nomura Asset Management - Analyst

Thank you, and congratulations.

Stefan Gruber - SAP SE - Head of Investor Relations

Okay, thank you. Let’s take the next question, please.

Operator

Phil Winslow, Credit Suisse

Phil Winslow - Credit Suisse - Analyst

Hey, congrats, guys to the both of you all in the deal, and particularly to Bill for making another bold move here into the cloud.

One of the things that’s been talked about a lot with Concur and you guys mentioned it on the call today, was the award from the GSA. You talked about maybe trying to expand this to other governments internationally. But wondering if you could maybe just talk about the US and maybe how combining US SAP and Concur could actually drive further adoption of that. Thanks.

Bill McDermott - SAP SE - CEO

Sure. Well Steve, since you closed the $1.4 billion transaction, I think you deserve the floor.

Steve Singh - Concur Technologies, Inc. - Chairman and CEO

Yes, so obviously if you look at the ETS2 award, I think it’s indicative of where governments are moving in general. They’re looking for more commercial grade software that they could run in a much more cost-effective model. Frankly, I love the run simple theme. But fundamentally in a more cost-effective model.

And ETS2, or the US Federal Government, was the first of a very, very large set of opportunities around this. And I think that even independent of SAP, we have been and we shared that in prior calls, we’ve been focused on how do we expand that outside of the US Government opportunity. And of course DOD just came up for bid. And we will continue to aggressively look at opportunities to serve the US Department of Defense.

Having said that, when you have the opportunity to work with a company like SAP that already serves multiple other government entities, there’s a tremendous leverage chance to go through and say, how do we work with the field organization at SAP and the customer service organization at SAP to go serve the existing customers of SAP with travel and expense applications.

I think the thing that we feel great about is if you can meet the needs of the US civilian agencies, you ought to be able to meet the needs of government agencies around the world.

Bill McDermott - SAP SE - CEO

And if I may build on what Steve said, Phil. Thank you very much for your very kind words, incidentally. I think Steve covered that category perfectly. If you think about the idea of success factors for human capital management combined with Fieldglass to manage contingent workforces, a very big wave that’s going on. Only SAP has it. No other cloud company has it.

If you think about Concur and Steve’s leadership and the magnificent company he’s built, and the business network he’s built; only he has it, nothing like it in the world. There’s no close second. We’re talking zero behind him, including SAP, we’re zero behind him.

So I think the other thing is as governments are trying to save money, more and more the Ariba network is becoming interesting as they buy things, materials. So you see this people, materials, travel and expense, open network coming together in a way that can help government take cost out, be far more efficient and run simple than ever before.

For SAP, these are all net new conversations to have with people that move markets for us. So we take what Steve did, combine it with our other assets on the business network, and take it everywhere around the world.

(multiple speakers)

Bill McDermott - SAP SE - CEO

Thanks, Phil.

Operator

And we’ll take our next question from John King at Merrill Lynch.

John King - BofA Merrill Lynch - Analyst

Great. Thanks for taking the question. Bill, I just wondered if you could comment on the build versus buy debate here. SAP has been a company with some fantastic products built up organically. More recently you’ve turned to more acquisitions to accelerate the adoption in the cloud. Could you just talk about why the need to accelerate that now, and what that means for addressing the cloud opportunity forward. Does that mean we should expect forever acquisitions in order to build out the rest of the portfolio?

Bill McDermott - SAP SE - CEO

Well, thank you for the question, John. First and foremost, SAP declares clearly we are a growth company. And we have absolutely built this company on the foundation of organic growth, as evidenced recently by what I believe to be the industry’s greatest innovation of all, SAP HANA, and the SAP HANA platform. Because this is what will transform businesses. And this is what will transform our cloud to put all these assets in a cloud called HANA, where all these assets can run on top of HANA, and we can transform the world.

So you shouldn’t in any way be concerned that we’ve got a whole long list of acquisitions to add to this one. We don’t. Because we wanted this one. It completes us, as Jerry Maguire would say. And it does an amazing job in an amazing category. And when you couple that with our organic growth in HANA and our ambition for HANA and the cloud, it all comes together beautifully.

The other piece I think I want to make clear is the idea of context-aware applications. I recently gave a speech in Las Vegas at the biggest mobility conference with Marshall Faulk, Hall of Fame football player. And he showed our draft-day tool on HANA, and demonstrated that with the device, the cloud, and HANA; he in fact had more information than the other broadcasters on TV. And therefore HANA was giving him all the data and all the feeds on the next up in the draft, with insight that none of his colleagues had, and it made him so much stronger at his job.

We are connecting with people in very unique people-centric ways now with the device, the cloud and HANA. And of course, Concur just does that better than anybody when it comes to travel. And to be clear and also totally transparent, we looked at ourselves in the mirror. And how many travel-on-demand customers we had and what our run rate, and how simple our conversation was for user versus Concur’s. And then we also thought about the business network and 23,000 customers in an installed base. And we realized that this category is game over.

So it’s time to hook up with Concur and go long.

Steve Singh - Concur Technologies, Inc. - Chairman and CEO

Bill, could I add something to that? I would tell you build versus buy is a very product-centric perspective. And I know you meant the question much more broadly. But I think it’s really important for all shareholders to look at this from the point of view, not just that you have to have great products, but you have to be able to deliver great services in a partner ecosystem that’s at scale. And that’s how you win. And that’s where Concur is. And that’s why this is an amazing? I would tell you I think it’s a fantastic move by Bill. It’s a fantastic move for Concur and its shareholders and its customers.

But you win with scale, and you win by making sure you can partner at levels that matter.

John King - BofA Merrill Lynch - Analyst

Great. Thank you.

Stefan Gruber - SAP SE - Head of Investor Relations

Let’s move to the next question please.

Operator

Annika Graf, DPA

Annika Graf - DPA - Analyst

Hi. Thanks for taking my question. Luka, this goes to you. You just mentioned your goals for 2017. Do you have an update on those goals in the cloud business at the moment? Or will you give it on a later to us?

Luka Mucic - SAP SE - CFO

Yes. Thanks, Annika. I think I mentioned that in my statements that we are going to talk about that when the transaction has closed, as it [orderly] which may be the case when we are doing the earnings. But let’s see how the regulatory process goes.

In terms of general principles, we have said that we would consider major acquisitions for an update to our targets, and in that context we will consider it.

Annika Graf - DPA - Analyst

Okay. Thank you.

Operator

Adam Wood, Morgan Stanley

Adam Wood - Morgan Stanley - Analyst

Great. Thank you very much for taking the question. Congrats as well to Bill and Steve on the deal. Maybe just looking at the profitability and thinking about business networks versus software as a service. Because you had debate among investors around how profitable SaaS models can become. But you’re building out a business network that’s going to be transactionally based, as well as the SaaS business.

Could you maybe give us feel for how you feel the profitability of these business networks can scale over time and how that can reassure investors versus that debate on SaaS?

And maybe for Luka on the balance sheet side of things, I think traditionally SAP’s wanted to run net cash balances on a kind of mid-term view. Does this deal and the rating process change that view and maybe SAP will consider running with debt on the balance sheet into the mid-term? Thank you.

Luka Mucic - SAP SE - CFO

Okay. Let me start with the last question. So as I said, you will see very shortly? I’m unfortunately asked to keep this to the rating agencies the result of the rating outcome, as well as the outlook. And it will consider the impact of this acquisition. So you will be safe, so to say, in relying on this rating, including the impacts of the acquisition.

And then maybe I’ll add my twist on the profitability of the business network, and Bill, please chime in there and add your view. But for me, the big charm of scaling business network, and I think we have a lot of runway left in combining and cross-leveraging the different networks and building that network of networks that will cross fortify its impact, is that we can make money while we sleep. And that has always been my dream, quite frankly, especially since it’s so late already. I want to go to sleep soon.

And since I know that people around the world will still travel while I sleep and will submit their expense reports, and this will be cashed in without a salesperson ringing the bell, and maybe traveling himself for doing so. I think this business model has a great prospect to become very profitable. Bill?

Bill McDermott - SAP SE - CEO

Yes, Luka. I would simply build on what you’re saying by recognizing that the network effect and the increased volume and the increased transaction volume that goes through the network, and keeping the CapEx low and under control on the cost side, just gives you enormous leverage on the margin.

Keep in mind that Steve Singh ran the best margin profile company in the SaaS industry. Recently he’s made some strong investments to contemplate huge transactions like with the United States government, and of course on field sales coverage. Because as an independent market leader, he was going after the globe.

Now he doesn’t have to invest as much, because we’ve already got one of those, and it’s all his. So he can really scale that fuse in a hurry.

The other thing I wanted to acknowledge, when I met with Steve and his fantastic management team, by the way originally founders of the Company. They can demo this to you on an iPhone. It’s pretty impressive when you think about his business network. So suppliers like Hertz and Delta, travel management companies like Amex and others, distributers like Amadeus and Sabre, employers like Google and some of the others I mentioned. He’s really got this whole network in the palm of his hands.

With TripLink, he expands that to Expedia and Orbitz and all the online franchises that are involved in this massive industry, and Concur is the cornerstone of the entire industry. It is the best, most marquis asset in the industry.

You think about Howard Shultz, my good friend, the founder of Starbucks, having a link directly to Concur on people’s mobile devices. So they don’t even have to deal with a checkout process. They just put the device checkout, and by the way for guys like Luka, have that automatically show up in the expense system, if it was in fact a business expense, within 60 seconds.

I mean you take Uber, one of the great simple companies out there of all time, with a market cap pre-IPO that’s near 20 billion, partnering with Steve, creating an amazing margin opportunity for Concur. And the list goes on.

And I think to myself, that network effect, and you take the global reach and domain of SAP and add our ecosystem on top, I think we’ve really got something big here, guys. Really big.

Stefan Gruber - SAP SE - Head of Investor Relations

Thank you very much. We said at the beginning we want to limit the call to 30 minutes. So the time is over. Thanks very much for joining. Thanks for all your questions, and you may now disconnect. Thank you very much and good-bye.

Operator

And that does conclude today’s conference. We thank you for your participation.

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Forward Looking Statements

Statements in this communication regarding the proposed transaction between the SAP Group and Concur, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements regarding the future expectations, beliefs, goals, plans or prospects of the SAP Group and Concur constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and (collectively, “forward-looking statements”). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the parties’ inability to consummate the Merger due to failure to satisfy conditions to the completion of the transaction, including the receipt of stockholder approval or the regulatory approvals required for the transaction, which may not be obtained on the terms expected, on the anticipated schedule or at all; the possibility that the parties may be unable to achieve expected benefits of the Merger within the expected time-frames or at all; inability to integrate Concur’s operations into those of the SAP Group successfully; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with current employees and customers) may be greater than expected following the transaction; any failure to retain Concur employees; competition facing the SAP Group and Concur is intense and may pose unexpected future challenges; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in SAP’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC and in its most recent interim report on Form 6-K filed July 21, 2014 with the SEC, and Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and in its most recent Quarterly Report on Form 10-Q filed with the SEC. The SAP Group and Concur assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition of Concur, Concur intends to file relevant materials with the SEC, including Concur’s preliminary proxy statement and its definitive proxy statement (the “Proxy Statement”). STOCKHOLDERS OF CONCUR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CONCUR’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Concur at https://www.concur.com/en-us/investors/contact.

SAP and its directors and executive officers, and Concur and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Concur’s common stock in respect of the proposed transaction. Information about the directors and executive officers of SAP is set forth in its Annual Report on Form 20-F, which was filed with the SEC on March 21, 2014. Information about the directors and executive officers of Concur is set forth in the proxy statement for Concur’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on January 30, 2014. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available. As of September 16, 2014, Concur’s directors and executive officers collectively owned approximately 1,336,909 shares of Concur’s common stock, which represented approximately 2% of the outstanding shares of Concur’s common stock as of such date. A more complete description of these arrangements and the interests of Concur’s directors and executive officers with respect to the Merger will be available in the Proxy Statement.

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2. Corrected Video Transcript.

TRANSCRIPT OF VIDEO INTERVIEW WITH STEVE SINGH AND BILL MCDERMOTT

STEVE SINGH:

Hi, everyone. Thanks for joining us today. So, obviously, there’s some very big news that we announced today. And I’ve got this wonderful gentleman that’s sitting next to me, who I’m going to introduce you to in just a second.

I met Bill McDermott two or three years ago. And it was a part of a conversation where we were just trying to get to know each other. And one of the things that that I walked away with, from that meeting, was w frankly, what a nice guy that Bill was, and how much our values were very, very similar.

And as I walked out of that discussion, I realized, you know, “I really like this guy.” And he’s just an amazing human being, who’s taking a very big problem in a company like SAP that is a market-leading provider of ERP services into companies around the world. And he’s taken on this massive challenge of, “How do you continue to not only thrive in the ERP market, but how do you how do you add to that wonderful company the capacity to win in cloud services?”

And as Bill and I got to know each other just a handful of months ago, we decided to catch up again. And we arrived at a decision that said, “It makes sense for our two companies to come to come together.” First of all, let’s start with introducing you to Bill. And then maybe we can have a little conversation about some of the things that we think might be on your mind. They were certainly on our mind when we first started talking. So please welcome Bill McDermott.

BILL MCDERMOTT:

Thank you very much, Steve. I really appreciate that warm introduction. Great to see you and thank you very much to Steve for the trust and the friendship that we have built over these three years, I guess, together. I have an amazing, amazing feeling about Concur and an amazing respect for you as a leader.

And to all the colleagues that you have in Concur. You guys have done an unbelievable job, and you’ve built a great, great company. As I thought about this discussion with Steve, I think the best thing about this conversation is we are likeminded, as it relates to our focus on people, our focus on customers, and our focus on building great things and great companies.

And together, I think everyone can really achieve a lot more here. If you look at your business, you know, a lot of it is capturing the United States, which is fantastic. And perhaps SAP’s global reach can be helpful to you. We have one single vision at SAP. That is to help the world run better and improve people’s lives.

And when I see your application, I love your application, because it’s a context-aware application. It brings the best of the mobile world, the best of data, and the best of the consumer experience to bare. So you are really helping improve people’s lives. It makes their jobs easier, it makes ’em happier, it makes ’em more productive, and it makes the companies they serve more productive. And it drives value across the entire chain.

So I’m really proud to be with you, and I do wanna make one very clear statement. And that is, simply, this is not the end of anything for any of you meaning the Concur colleagues, and certainly not for Steve. We have very bold ambitions at SAP. We actually think, in some ways, you’ll help change us for the better, and maybe we’ll do a little bit to help change you for the better.

But Steve will be a substantial leader in the SAP company, a colleague, and a dear friend of mine, (MIC NOISE) personally. And I hope that every Concur employee understands the solemn promise is things can only get better for you. ’Cause we want every one of you in the pitch, so we continue to move the momentum all over the world, just the way you’ve done for the last 20-plus years. So that’s a promise.

BILL MCDERMOTT:

That’s how we roll.

STEVE SINGH:

I realize that for everyone who’s sitting here listening to this message, you’re going to be thinking about, “What does this mean to me personally?” What you ought hear from me, and I know that that Bill feels the same way, is that this is an opportunity to take what we were already doing and go accelerate it, take what we were already great at it and say, “How do we become better at it?”

And how do we leverage the amazing colleagues that we’re now going to go be a part of at SAP, the 67,000 incredible individuals at SAP, and say, “How do we learn from them? And how do we share s some of the things that we’re great at with them?” So, Bill, I don’t know, do you wanna comment at all about what do you see the next year looking like for us? Is the mission of Concur going be different?

BILL MCDERMOTT:

Well, the first thing is I want to be your biggest customer.

I’ve got 67,000 people that will love to be running on Concur. And as an ecosystem of 2.1 million people that are engaged with the SAP franchise, that I have a feeling would also benefit from Concur, just for starters. But here’s the idea.

I think the idea for everybody in the company is to recognize that, in a certain sense, nothing changed. You’re still Concur. That brand equity is huge, and nothing happens to that. The world that you live in today is the same one that you’ve lived in for the entire time you’ve been employed here. I think the big idea here is please know that we have made a commitment to each other that things will only get better. The opportunities will only get bigger.

And we’ve got a lot riding on this being very successful. And it can’t be very successful unless every employee is equally as engaged and motivated as they are today. So that’s the first thing. Let’s make sure you understand, we want every one of you. We got a huge mission here, and the momentum has to keep rocking.

The second this is the customer has to win. The customer always has to win. So if we could just keep our minds on doing the right thing for the customer and the customer’s customer, as we engage together, and focus only on them and not internal bureaucracy and worrying about things that aren’t there.

STEVE SINGH:

Yeah. You know, one of the things that has always driven me and Mike and Raj and frankly, our entire executive team, has been that great companies endure and prosper long after the founders.

Right? I will be an old man sitting in a wheelchair one day and watching my company, now a part of SAP, continue to thrive. And I will tell you, that’s that opportunity’s only magnified substantively w with this partnership. I the ability to say, “Can we get from 25,000 customers to 250,000 customers?” That’s what excites me. That’s what I know my team’s going to get excited about.

BILL MCDERMOTT:

Exactly. And also, think from the team point of view, and also you, as you continue to run Concur, you’re not getting off the hook here.

And, by the way, and a lot of us other parts of SAP. So you’re job just got even bigger, thank goodness.

STEVE SINGH:

I’m looking forward to it.

BILL MCDERMOTT:

I need a break, man, you know. (LAUGHTER) Give me a hand here, will you? But, you know, with all that going on, I think the team of Concur actually has a beautiful situation. Y you your friends in the pitch with SAP, and you’re going to get a lot of benefits, because you got a big company, and the global reach.

STEVE SINGH:

I couldn’t agree more.

So, look. A lot for you to digest today. I hope that you take it into your heart, and you look at it and say, “This is nothing but an amazing opportunity for every single person at this amazingly wonderful company.” And again, we’re going to be part of a much bigger m in just equally wonderful company.

Here’s what I’ll ask of you. Think about how you can take what you have today and make it better. Think about how we can do better as a part of SAP. Bill and I are going to go to all of our field offices over the course of the next several quarters. We want to be able to spend time with you and drill down to any level of depth you’d like on not just what is the ongoing mission of Concur and how much does it get better, but how can we help SAP? How can SAP help us? How do we win together? Thank you so much. We’re really looking forward to seeing you in the in the field very, very shortly.

BILL MCDERMOTT:

Thanks, everybody.

* * *END OF TRANSCRIPT* * *

Forward Looking Statements

Statements in this communication regarding the proposed transaction between the SAP Group and Concur, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements regarding the future expectations, beliefs, goals, plans or prospects of the SAP Group and Concur constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and (collectively, “forward-looking statements”). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the parties’ inability to consummate the Merger due to failure to satisfy conditions to the completion of the transaction, including the receipt of stockholder approval or the regulatory approvals required for the transaction, which may not be obtained on the terms expected, on the anticipated schedule or at all; the possibility that the parties may be unable to achieve expected benefits of the Merger within the expected time-frames or at all; inability to integrate Concur’s operations into those of the SAP Group successfully; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with current employees and customers) may be greater than expected following the transaction; any failure to retain Concur employees; competition facing the SAP Group and Concur is intense and may pose unexpected future challenges; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in SAP’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC and in its most recent interim report on Form 6-K filed July 21, 2014 with the SEC, and Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and in its most recent Quarterly Report on Form 10-Q filed with the SEC. The SAP Group and Concur assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition of Concur, Concur intends to file relevant materials with the SEC, including Concur’s preliminary proxy statement and its definitive proxy statement (the “Proxy Statement”). STOCKHOLDERS OF CONCUR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CONCUR’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Concur at https://www.concur.com/en-us/investors/contact.

SAP and its directors and executive officers, and Concur and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Concur’s common stock in respect of the proposed transaction. Information about the directors and executive officers of SAP is set forth in its Annual Report on Form 20-F, which was filed with the SEC on March 21, 2014. Information about the directors and executive officers of Concur is set forth in the proxy statement for Concur’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on January 30, 2014. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available. As of September 16, 2014, Concur’s directors and executive officers collectively owned approximately 1,336,909 shares of Concur’s common stock, which represented approximately 2% of the outstanding shares of Concur’s common stock as of such date. A more complete description of these arrangements and the interests of Concur’s directors and executive officers with respect to the Merger will be available in the Proxy Statement.